UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2011

AQUILEX HOLDINGS LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-166853	02-0795750
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 Peachtree Rd, N.E. Suite 2100, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 869-6677

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 28, 2011, Aquilex Holdings LLC (“Aquilex”) entered into Amendment No. 1 (the “Amendment”) to its Amended and Restated Credit Agreement, dated as of April 1, 2010 and modified on June 17, 2010 (as amended, the “Credit Agreement”), with the Royal Bank of Canada, as administrative agent and L/C Issuer, and the required lenders thereunder. The Amendment, among other things, (i) increased the Applicable Rate by 50 basis points, (ii) increased the size of the basket for investments in Non-Loan Party Subsidiaries and Unrestricted Subsidiaries to the greater of $20,000,000 and 10% of Total Tangible Assets, (iii) increased the size of the baskets for Non-Loan Party Subsidiaries to guarantee and incur indebtedness in the aggregate to 10% of Total Tangible Assets and (iv) provided additional head room for our financial maintenance covenants (Total Leverage Ratio, Interest Coverage Ratio and Senior Secured Leverage Ratio). Aquilex paid a one-time amendment fee of 25 basis points to participating lenders, based on outstanding commitments and loans, and paid arranging fees for the amendment to Royal Bank of Canada and Morgan Stanley Senior Funding, Inc. In addition, the guarantors under the Credit Agreement executed consents to the Amendment. Terms capitalized but not defined herein shall have the meaning ascribed in the Credit Agreement.

Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing does not purport to be a complete description of the terms of the Amendment, and such description is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

From time to time, Aquilex has entered into customary commercial and/or investment banking transactions with Royal Bank of Canada, which is a lender, administrative agent, collateral agent and L/C issuer under the Credit Agreement, and Morgan Stanley Senior Funding, Inc. and Credit Suisse, lenders under the Credit Agreement, and certain of their affiliates.

Item 9.01	Financial Statements and Exhibits

(d)

10.1	Amendment No. 1 to the Credit Agreement, dated as of February 28, 2011 by and among Aquilex Holdings LLC, Royal Bank of Canada, as administrative agent, and L/C issuer, and the required lenders.

10.2	Form of Consent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquilex Holdings LLC

By:	/s/ Jay W. Ferguson
Name:	Jay W. Ferguson
Title:	Senior Vice President and Chief Financial Officer

Date: February 28, 2011